Exhibit 10.11

PROFESSIONAL DIVERSITY NETWORK, INC.
2013 EQUITY COMPENSATION PLAN
CODE SECTION 409A NONQUALlFlED STOCK OPTION AWARD AGREEMENT

Name of Participant:  Matthew B. Proman

I am pleased to inform you that the COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF PROFESSIONAL DIVERSITY NETWORK, INC. (the "Committee") has approved a grant to you of an Award of Code Section 409A Nonqualified Stock Options of Professional Diversity Network, Inc., a Delaware corporation (the "Company"), as described in this Professional Diversity Network, Inc. 2013 Equity Compensation Plan Code Section 409A Nonqualified Stock Option Award Agreement, which includes Exhibit A (this "Agreement").

1.            Grant of Nonqualified Stock Options. The Company hereby grants to you a Code Section 409A Nonqualified Stock Option to purchase from the Company the number of Shares set forth next to "Number of Shares Awarded" on Exhibit A (for purposes of this Agreement "Share" means the Company's common stock, 50.01 par value per share), subject to the terms, conditions and provisions of Professional Diversity Network, Inc. 2013 Equity Compensation Plan, as amended from time to time (the "Plan"), which is incorporated herein by reference, and this Agreement. Except to the extent expressly provided herein, capitalized terms used in this Agreement shall have the same meaning ascribed thereto in the Plan. The Code Section 409A Nonqualified Stock Options are not intended to qualify as incentive stock options pursuant to Section 422 of the Code.

2.            Grant and Exercise Price. The date of grant of the Code Section 409A Nonqualified Stock Option is the date set forth next to "Grant Date" on Exhibit A (the "Grant Date"). The Option Price of the Code Section 409A Nonqualified Stock Option is the price per share set forth next to "Exercise Price per Share" on Exhibit A (the "Exercise Price").

3.            Vesting. Your Code Section 409A Nonqualified Stock Option is fully vested as of the Grant Date. The terms of the Plan and this Agreement shall govern the forfeiture and the expiration of the Code Section 409A Nonqualified Stock Options. You may exercise your Code Section 409A Nonqualified Stock Options within 60 days following the first to occur of an event described in paragraph (a) through (d) below. Notwithstanding the foregoing, in the event that such 60 day period covers more than one tax year of yours, your Code Section 409A Nonqualified Stock Options shall be exercised on the 60th day following the occurrence of the applicable event.

(a)         Your death or "Disability" (as defined herein). Your "Disability" means (i) your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or entitlement to and receipt of disability benefits under a disability insurance program of the Company that pays benefits on the basis of the foregoing definition; (ii) your, by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving either (A) income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or (B) disability benefits under a disability insurance program that pays benefits on the basis of the foregoing definition; or (iii) you being determined to be totally disabled by the Social Security Administration.

(b)           Your "separation from service" (as such term is defined by Code Section 409A).

PROFESSIONAL DIVERSITY NETWORK, INC. 2013 EQUITY COMPENSATION PLAN CODE SECTION 409A NONQUALIFIED STOCK OPTION AWARD AGREEMENT

(c)           The date on which the Company experiences a Change in Control; provided that, such Change in Control constitutes a "change in the ownership or effective control" of the Company or a "change in the ownership of a substantial portion of the assets" of the Company (as such terms are defined by Code Section 409A).

(d)           The date that is the nine year and nine month anniversary of the Grant Date.

Notwithstanding the foregoing, all of your Code Section 409A Nonqualified Stock Options shall be immediately forfeited and cancelled upon your termination of employment or service for Cause.

4.                No Shareholder Rights. You shall not be entitled to vote, receive dividends or be deemed for any purpose the holder of any Shares and no Code Section 409A Nonqualified Stock Option or any interest therein may be sold, assigned, margined, transferred, encumbered, gifted, alienated, hypothecated, pledged or disposed of except by will or by the laws of descent and distribution, until the Code Section 409A Nonqualified Stock Option shall have been duly exercised to purchase such Shares in accordance with the provisions of this Agreement and the Plan and a certificate evidencing the Shares shall be issued by the Company, and all Code Section 409A Nonqualified Stock Options shall be exercisable during your lifetime only by you.

5.                Exercise and Issuance of Certificates. The exercise of your Code Section 409A Nonqualified Stock Options shall be accompanied by payment in full of the Exercise Price or by other means approved by the Committee in writing. Within 60 days following the exercise of your Code Section 409A Nonqualified Stock Options, the Company shall cause certificates for the appropriate number of the Company's Shares to be issued to you.

6.                Award Subject to Plan. This Award of Code Section 409A Nonqualified Stock Options is granted pursuant to the Plan, as in effect on the Grant Date, and is subject to all the terms and conditions of the Plan as the same may be amended from time to time and the rules, guidelines and practices governing the Plan adopted by the Committee; provided, however, that no such amendment shall materially impair your rights under this Agreement without your consent, unless required to comply with applicable law. A copy of the Plan and the prospectus has been furnished to you. The Company shall, upon written request, send a copy of the Plan, in its then current form, and the prospectus, in its then current form, to you. In the event of any conflict between the terms, conditions and provisions of the Plan and this Agreement, the terms, conditions and provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly.

7.                Payment of Withholding Taxes. If the Company becomes obligated to withhold an amount on account of any federal, state or local income tax imposed as a result of this Award of Code Section 409A Nonqualified Stock Options or the exercise of Code Section 409A Nonqualified Stock Options (such amounts shall be referred to herein as the "Withholding Liability"), you agree to pay the Withholding Liability to the Company at such time and in such manner as is required by the Company. The obligations of the Company under the Plan and this Agreement shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such Withholding Liability from any payment otherwise due to you.

PROFESSIONAL DIVERSITY NETWORK, INC. 2013 EQUITY COMPENSATION PLAN CODE SECTION 409A NONQUALIFIED STOCK OPTION AWARD AGREEMENT

8.             Notices. All notices and other communications required or permitted to be given under the Plan or this Agreement shall be in writing or other form approved by the Committee and shall be deemed to have been duly given as follows (a) if to the Company mailed first class, postage prepaid to Professional Diversity Network, Inc., 801 W. Adams St., Ste. 600, Chicago, Illinois 60607, to the attention of the Secretary of the Company; or (b) if to you then delivered personally, mailed first class, postage prepaid at your last address known to the sender at the time the notice Or other communication is sent or delivered, or by e-mail, interoffice mail, intranet or other means of office communication determined by the Committee.

9.             Stock Exchange Requirements; Applicable Laws. You agree to comply with all laws, rules, and regulations applicable to the grant and vesting of each Award of Code Section 409A Nonqualified Stock Options and the sale or other disposition of Shares received pursuant to each Award of Code Section 409A Nonqualified Stock Options, including, without limitation, compliance with the Company's insider trading policies. The Shares you receive under the Plan will have been registered under the Securities Act of 1933, as amended (the "1933 Act"). If you are an "affiliate" of the Company, as that term is defined in Rule 144, promulgated pursuant to the 1933 Act ("Rule 144"), you may not sell the Shares received pursuant to an Award of Code Section 409A Nonqualified Stock Options except in compliance with Rule 144. Certificates representing Shares issued to an "affiliate" of the Company may bear a legend setting forth such restrictions on the disposition or transfer of the Shares as the Company deems appropriate to comply with federal and state securities laws.

10.             Section 409A.

(a)          It is intended that this Agreement comply in all respects with the requirements of Section 409A of the Code and applicable Treasury Regulations and other generally applicable guidance issued thereunder (collectively, "Section 409A"), and this Agreement shall be interpreted for all purposes in accordance with this intent.

(b)          Notwithstanding any other term or provision of this Agreement (including any term or provision of the Plan incorporated herein by reference), you agree that, from time to time, the Company may, without your prior notice to or consent, amend this Agreement to the extent determined by the Company, in the exercise of its discretion in good faith, to be necessary or advisable to prevent the inclusion in your gross income pursuant to the applicable Treasury Regulations of any compensation intended to be deferred hereunder. The Company shall notify you as soon as reasonably practicable of any such amendment affecting you.

(c)          If the amounts payable under this Agreement are subject to any taxes, penalties or interest under Section 409A, you shall be solely liable for the payment of any such taxes, penalties or interest.

(d)          Except as otherwise specifically provided herein, the time and method for payment of the Code Section 409A Nonqualified Stock Options shall not be accelerated or delayed for any reason, unless to the extent necessary to comply with, or as may be permitted under, Section 409A.

PROFESSIONAL DIVERSITY NETWORK, INC. 2013 EQUITY COMPENSATION PLAN CODE SECTION 409A NONQUALIFIED STOCK OPTION AWARD AGREEMENT

(e)          If you are deemed on the date of a "separation fi-om service" (within the meaning of Code Section 409A) to be a "specified employee" (within the meaning of that term under Code Section 409A(a)(2)(B) and determined using any identification methodology and procedure selected by the Company from time to time, or the default methodology and procedure specified under Code Section 409A, if none has been selected by the Company), then with regard to any payment or the provision of any benefit that is "nonqualified deferred compensation" within the meaning of Section 409A and that is paid as a result of your "separation from service," such payment or benefit shall not be made or provided prior to the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of your "separation from service," and (ii) the date of your death (the "Delay Period"). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this provision (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of Section 409A, a distribution of Shares following the exercise of a Code Section 409A Nonqualified Stock Option shall constitute a "payment" thereof.

11.            No Employment or Continued Service Rights. Nothing contained herein shall be deemed to alter the relationship between the Company or an Affiliate and you, or the contractual relationship between you and the Company or an Affiliate if there is a written contract regarding such relationship. Nothing contained herein shall be construed to constitute a contract of employment or service between the Company or an Affiliate and you. The Company or an Affiliate and you continue to have the right to terminate the employment or service relationship at any time for any reason, except as otherwise provided in a written contract. The Company or an Affiliate shall have no obligation to retain you in its employ or service as a result of the Plan, this Agreement or the Award of Code Section 409A Nonqualified Stock Options. There shall be no inference as to the length of employment or service hereby, and the Company or an Affiliate reserves the same rights to terminate your employment or service as existed prior to you becoming a Participant in the Plan, entering into this Agreement or receiving the Award of Code Section 409A Nonqualified Stock Options.

12.             Governing Law and Venue. This Agreement and the Award of Code Section 409A Nonqualified Stock Options granted hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to conflict of law principles thereof. In the event of litigation arising in connection with actions under this Agreement and/or the Award of Code Section 409A Nonqualified Stock Options, you agree that you shall submit to the jurisdiction of courts located in Cook County, Illinois, or to the federal district court located in Cook County, Illinois.

13.             Entire Agreement. This Plan and this Agreement constitute the entire agreement with respect to the subject matter hereof and thereof, provided that in the event of any inconsistency between the Plan and this Agreement, the terms and conditions of the Plan shall control.

14.             Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

[Signature Page Immediately Follows]

PROFESSIONAL DIVERSITY NETWORK, INC. 2013 EQUITY COMPENSATION PLAN CODE SECTION 409A NONQUALIFIED STOCK OPTION AWARD AGREEMENT

IN WITNESS WHEREOF, this Professional Diversity Network, Inc. 2013 Equity Compensation Plan Nonqualified Stock Option Agreement is executed by the parte s on the Grant Date.

PROTESSIONAL DIVERSITY NETWORK, INC.

By:	/s/ David Mecklenburger
Printed:	David Mecklenburger
Title:	CFO

ACCEPTED AND AGREED TO:

/s/ Matthew B. Proman
Matthew B. Proman

PROFESSIONAL DIVERSITY NETWORK, INC. 2013 EQUITY COMPENSATION PLAN CODE SECTION 409A NONQUALIFIED STOCK OPTION AWARD AGREEMENT

EXHIBIT A

Schedule of Award

Professional Diversity Network, Inc.
2013 Equity Compensation Plan
Code Section 409A Nonqualified Stock Option Award

PARTICIPANT INFORMATION: Matthew B. Proman

GRANT DATE: July 11, 2014

NUMBER OF SHARES AWARDED:    183,000

EXERCISE PRICE PER SHARE:     $3.45

EXPIRATION DATE OF AWARD: No later than 10th anniversary of Grant Date for U.S. Participants

VESTING SCHEDULE:

Number of Shares Vested	Vesting Date

183,000	Fully Vested on Grant Date

EXHIBIT A